EXHIBIT 10.1

June 8, 2026

Elliott Rodgers

[Address]

[Address]

Dear Elliott,

Kohl’s, Inc. (“Kohl’s” or the “Company”) is committed to a set of values that demonstrates we care. Putting our customers first, maintaining accountability, embracing resourcefulness, and fostering an empathetic culture are at the core of who we are. We are confident your background and experience will contribute significantly to our mutual growth, and we are delighted to extend this offer to you.

Position: You are being offered the position of Chief Operating Officer reporting to Michael Bender, Chief Executive Officer. The position of Chief Operating Officer shall be based at our Corporate Office in Menomonee Falls, WI, though regular business travel will be part of your responsibilities.

Start Date: Your start date (“Start Date”) will be September 9, 2026 .

Salary: Your annualized salary will be $900,000. You will be paid on the 15th and 30th of each month. We will review your job performance and base compensation in accordance with our annual review process which typically occurs in the first quarter of each fiscal year.

Signing Incentive: You will receive a one-time signing incentive in the lump sum of $400,000 (the “Signing Incentive”), less applicable deductions and withholdings. The Signing Incentive is subject to the terms of the Signing Incentive Reimbursement Agreement attached hereto as Exhibit A.

Pre-Employment Termination Payment: In the event Kohl’s withdraws or terminates this offer prior to your Start Date, other than for cause or due to your breach of any terms of this offer letter that remain uncured within ten (10) days of such breach occurring, you will be entitled to a Pre-Employment Termination Payment of $250,000.00.

Annual Incentive Program: You will be eligible to receive an incentive under the terms and conditions of Kohl's Annual Incentive Program (the “AIP”), which currently provides for a target bonus of 130% of your base salary, provided your performance meets Kohl’s expectations and measures set by the Company are achieved. The AIP provides the opportunity to receive a payout from 0% to 200% of your target, with the actual amount funded based upon Kohl's annual performance relative to specific objectives and targets that are established by Kohl's Board of Directors' Compensation Committee at the beginning of each year. Any incentive you are entitled to receive in your initial year of employment will be prorated based on the number of days you are employed from your Start Date.

Long-Term Incentive Awards: Your annual long-term incentive target will be $2,500,000 and you are eligible to receive a prorated award of $1,875,000 in fiscal year 2026. In accordance with Kohl’s equity compensation award guidelines, the grant date for this award will be the last NYSE trading day on or before the 15th of the month following the month of your Start Date. This award will consist of 60% Performance Share Units (PSUs) and 40% Restricted Share Units (RSUs) as follows:

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2026-2028 PSU Award valued at $1,125,000: The number of PSUs awarded will be based upon the closing share price on the grant date, valued in accordance with Kohl’s standard Monte Carlo valuation methodology. The PSUs will cliff-vest following fiscal year 2028, with the actual value earned equal to 0% to 200% of the target value on the grant date. The actual value will be determined based upon Kohl’s cumulative performance in 2026, 2027 and 2028 relative to specific objectives and targets that were established by Kohl’s Board of Directors’ Compensation Committee at the beginning of the 3-year period. The value of the PSUs may also be modified by 25% (plus or minus) based upon Kohl’s “Total Shareholder Return” over the 3-year period.

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RSU Award valued at $750,000: These RSUs will vest in three equal installments on the first through third anniversaries of the grant date. The number of RSUs awarded will be determined based on the closing share price on the grant date.

Executive Compensation Agreement: This offer, and the benefit and compensation elements described herein, are contingent upon your execution of an Executive Compensation Agreement which provides for separation benefits upon certain terminations and which contains your agreement to certain restrictive covenants in favor of Kohl’s.

Benefits: Kohl's offers a competitive benefits package. These benefits are designed to promote health, assist in your financial future, and manage the demands of work and your personal life. Enrollment information will be mailed to your home address within 3 weeks of your start date. If you do not have this packet within this time-frame please contact the Benefits Service Center at 1-844-564-5747 (select your language and then option 1). Upon commencement of your employment, you will be entitled to coverage and indemnity under Kohl’s Directors and Officers liability insurance policy on terms no less favorable than those provided for similarly situated executives.

The Monday after your start date, you can get started exploring and enrolling in your Kohl's benefits at myHR.kohls.com. You have 45 days from your start date to enroll in benefits. Your insurance coverage will begin first of the month following your Start Date.

Kohl's, Inc. 401(k) Savings Plan: Immediately upon your start date you can begin 401(k) savings plan contributions. The plan offers both pre-tax and/or Roth contribution options. Kohl's will also match 100% of your contributions up to 5% of your pay. Matching contributions begin after a year of service and are immediately vested.

Financial and Tax Advisory Services: Kohl's will reimburse you for certain tax advisory and preparation expenses with no fixed limit and up to $10,000 USD in financial advisory services, annually.

Non-Qualified Deferred Compensation Plan: This plan provides an additional pre-tax savings opportunity above the IRS limits on your 401(k) Plan. Each year, you may elect to contribute a portion of your base salary and/or bonus into the Plan and enjoy tax deferral of your contributions and their investment earnings until they are paid to you. You may use the plan to build additional wealth toward retirement or schedule withdrawals while still employed to meet other savings goals.

PTO for exempt: As an associate of Kohl's you will become eligible for PTO on the first of the month following your hire date. On an annual basis at the start of the fiscal year you will be eligible for 25 days of PTO; however, your first year of employment will be prorated based on your hire date.

Associate Discount: You will receive a 15% discount on merchandise you purchase for yourself and your eligible dependents consistent with Kohl’s policies and procedures.

Relocation: You are being offered this position with the understanding that you will relocate to the greater Milwaukee, WI area. You must initiate your relocation to the greater Milwaukee, Wisconsin area within 12 months of your Start Date, or such other date as you and the Company mutually agree upon in writing (the “Relocation Date”). If you do not initiate your relocation by the Relocation Date, Kohl's may, with 90 days’ notice, require you to initiate your relocation. If you do not initiate your relocation by the end of the 90 day period, you shall be deemed to have voluntarily resigned your employment without Good Reason (as defined in your Executive Compensation Agreement.)

Kohl's Relocation Program is intended to provide assistance towards your relocation. Kohl’s Relocation Program Guide will be provided which outlines your eligible relocation benefits. The relocation benefits will be grossed-up as stated in the Relocation Program Guide. The relocation benefits will be available to you once you initiate your relocation within the time frame noted above. Once you identify your Relocation Date, a Kohl's relocation representative will be contacting you to initiate the process.

If you voluntarily terminate employment, without Good Reason (as defined in the Executive Compensation Agreement) or are terminated for Cause (as defined in the Executive Compensation Agreement) within the first twelve (12) months from the date of the signed Relocation Agreement, you will be responsible for repayment of all relocation-related expenses previously reimbursed, or paid by the Company. If you voluntarily terminate employment without Good Reason, or are terminated for Cause after the first twelve (12) months to within twenty-four (24) months from the date of the signed Relocation Agreement, you will be responsible for repayment of 50% of all relocation-related expenses previously reimbursed, or paid by the Company.

Stipend: Through your Relocation Date, you will receive a monthly stipend of $8,500, less applicable deductions and withholdings, to be paid in installments on the 15th and 30th of each month. This stipend is intended to fully or partially offset any personal commuting expenses you may incur when working at the Corporate Office in

Menomonee Falls, WI. All required travel to a location other than to the Corporate Office will be reimbursed per the Company’s travel policy.

Miscellaneous:

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Work Authorization: Kohl’s is required to verify your identity and authorization to work in the United States. You must provide us with documents that confirm your identity and authorization to work. Provided with this letter is a copy of the List of Acceptable Documents. Please provide either one document (one from List A) or two documents (one from List B and one from List C). Please bring these document(s) with you on your first day of employment.

Non-immigrant visa sponsorship is at the discretion of the company. This offer is contingent on securing and maintaining work authorization and Kohl’s reserves the right to withdraw a pending or approved non-immigrant application. Immigrant visa sponsorship is also at the discretion of the company and the decision to pursue immigrant visa sponsorship will be determined after the employment with Kohl’s begins.

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Conditions: This offer is contingent upon satisfactory completion of a criminal history background check.

Kohl's is offering you this position with the understanding that you (i) except for the restrictions set forth in the Amendment to Offer Letter dated May 14, 2025 between you and Footlocker, Inc. (the “Amendment”), are not subject to any agreement, such as a non-compete, non-solicitation or other such restrictive covenant, that would restrict your ability to perform your duties for Kohl's; and (ii) will not disclose to Kohl’s or use on its behalf any confidential information or material that is the property of a former employer or third party. By accepting this offer, you represent and warrant that no such restriction exists, and that your acceptance and performance of the position will not breach any agreement or legal obligation to a third party. Kohl’s reserves the right to rescind this offer if it is determined that you are subject to any restriction not contained in the Amendment.

Please note that this letter contains and confirms all of the terms of your offer of employment and that you are not relying on any other representations by any Kohl's representatives. The company reserves the right to amend, modify, suspend or terminate any of its equity, incentive, and other benefit programs at any time. This offer letter does not serve as a contract of employment nor is it intended to imply any contract of employment. The terms of this offer, and your acceptance, shall not be binding upon either party until the above referenced Executive Compensation Agreement is signed by you and an authorized Kohl’s representative.

It is our pleasure to welcome you to Kohl's, Inc. We look forward to working with you in supporting the success and growth of our company.

Sincerely,

/s/ Mari Steinmetz

Mari Steinmetz

Chief People Officer

Kohl’s, Inc.

I accept the terms of this offer letter.

Signature: /s/ Elliott Rodgers Date: 06/10/2026

Elliott Rodgers

Please date, sign and return a copy of this offer letter to [email].

EXHIBIT A

SIGNING INCENTIVE REIMBURSEMENT AGREEMENT

AGREEMENT made this 10th day of June, 2026 between Elliott Rodgers ("Future Executive") and Kohl's, Inc. ("Company"), the Future Executive hereby agrees to reimburse the Company for the pro-rata value of the signing incentive of $400,000 in the event the Future Executive voluntarily severs his/her employment with the Company without Good Reason (as defined in the Executive Compensation Agreement) or is terminated for Cause (as defined in the Executive Compensation Agreement) at any time prior to the one year anniversary of the Start Date, as defined in the Future Executive’s Offer Letter. The pro-rata value will be calculated at a rate of $33,333.33 USD for each full month remaining between the last day the Future Executive is employed by the Company and the one-year anniversary of the Start Date.

In the event the Future Executive is required to reimburse the Company, pursuant to this Agreement, the Future Executive will reimburse the Company for all payments in a lump sum on the last day of his/her employment with the Company. The Future Executive agrees Company may deduct amounts due the Company pursuant to this Agreement from wages owed by Company to the Future Executive.

This Agreement shall be interpreted and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws provisions. Any proceeding brought to enforce a party's rights hereunder shall be brought in accordance with Kohl’s Dispute Resolution Policy (“DRP”) and Future Executive acknowledges receipt and understanding of the DRP.

Nothing contained herein shall limit Company's rights to terminate the Future Executive's employment at any time, for any reason.

Signature: /s/ Elliott Rodgers

Elliott Rodgers

Please sign and return a copy of this agreement to [email].